Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated September 5, 2024 in the Registration Statement on Amendment No. 1 Form S-4/A (No. 333-279384), relating to the audit of the consolidated balance sheet of Aerkomm, Inc. and subsidiaries (collectively the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2023 and the related notes (collectively referred to as the “financial statements”).

The Amendment No. 1 (“Form 10-K Amendment”) on Form 10-K/A amends the Annual Report on Form 10-K of Aerkomm Inc. (the “Company”) for the year ended December 31, 2023 filed on September 5, 2024 (the “Original Form 10-K”), which Original Form 10-K was initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 7, 2024. This Form 10-K Amendment includes restatements of the Company’s December 31, 2023 and December 31, 2022 audited financial statements (the “Relevant Periods”). Considering these restatements, the Company concluded that the audited financial statements for the Relevant Periods as filed in the Original Form 10-K should no longer be relied upon. Please refer to Amendment No. 1 for further details.

We also consent to the reference to us under the caption "Experts" in the Registration Statement.

WWC, P.C.
San Mateo, California	Certified Public Accountants
September 27, 2024	PCAOB ID: 1171